[BORGWARNER logo]

Immediate Release
                                             Contact
                                             Mary Brevard
                                             Phone:  312/322-8683


             BORGWARNER ANNOUNCES A 40% INCREASE TO QUARTERLY DIVIDEND;
                    STRONG CASH FLOWS ALLOW FOR CONTINUED GROWTH


Chicago, Illinois, November 18, 2003 - BorgWarner Inc. (NYSE: BWA), a leading provider of highly engineered engine and drivetrain components and systems to vehicle makers worldwide, announced today that the company's board of directors has approved a quarterly cash dividend of $0.25 per share on all of the company's issued and outstanding common stock. This is a 40% increase from the previous level of $0.18 per share. The dividend is payable on February 17, 2004 to shareholders of record on February 2, 2004.

     "I am pleased to announce our second dividend increase since 1994, as our strong cash flows and confidence in our future growth enable us to provide additional shareholder value," stated Timothy M. Manganello, chairman and chief executive officer. "This increase still allows the company to maintain a strong cash balance for future internal and external growth opportunities. Management and the board of directors will continue to evaluate our dividend policy and we expect to maintain a rate that is a meaningful component of total shareholder return."

     BorgWarner Inc. (NYSE: BWA) is a product leader in highly engineered components and systems for vehicle powertrain applications worldwide. The company operates manufacturing and technical facilities in 43 locations in 14 countries. Customers include Ford, DaimlerChrysler, General Motors, Toyota, Honda, Hyundai/Kia, Caterpillar, Navistar International, Renault/Nissan, Peugeot and VW/Audi. The Internet address for BorgWarner is: http://www.bwauto.com.
For further information contact BorgWarner Corporate Communications at 312-322-8500. Investor conference calls are webcast at: Thomson / PR Newswire.

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Statements contained in this news release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management's current expectations, estimates and projections. Words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those projected or implied in the forward-looking statements. Such risks and uncertainties include: fluctuations in domestic or foreign automotive production, the continued use of outside suppliers by original equipment manufacturers, fluctuations in demand for vehicles containing the Company's products, general economic conditions, as well as other risks detailed in the Company's filings with the Securities and Exchange Commission, including the Cautionary Statements filed as Exhibit 99.1 to the Form 10-K for the fiscal year ended December 31, 2002.